Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore California 94551 925 606 9200

FOR INFORMATION CONTACT:	Keith Pratt
Chief Financial Officer
925 606 9200

FOR RELEASE June 8, 2009

MCGRATH RENTCORP ANNOUNCES NEW CHAIRMAN OF THE BOARD

LIVERMORE, CA – June 8, 2009 – McGrath RentCorp (NASDAQ:MGRC) announced that Robert P. McGrath, its founder, has elected to step down as non-executive Chairman of the Board of Directors. Mr. McGrath will remain a director of the Company with the honorary title of Chairman Emeritus. McGrath RentCorp’s board of directors has elected Ronald H. Zech to the position of non-executive Chairman of the Board.

Mr. Zech has been a director of McGrath RentCorp for 20 years and serves as chairman of its Corporate Governance and Nominating Committee. He retired in 2005 as Chairman of the Board of Directors and Chief Executive Officer of GATX Corporation, a New York Stock Exchange-listed Company, which provides specialized finance and leasing solutions for customers and partners worldwide.

About McGrath RentCorp:

Founded in 1979, McGrath RentCorp is a diversified business to business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland and Virginia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations in the Northeast, Mid-Atlantic, Midwest and Southeast. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage.

For more information on McGrath RentCorp, visit www.mgrc.com